Exhibit 10.1

Thomas E. O’Hern

VIA ELECTRONIC DELIVERY

RE:	Employment Agreement Renewal

Dear Tom:

I am pleased to confirm with you in writing the terms by which The Macerich Company (the “Company”) will continue to retain you as our Chief Executive Officer (“CEO”). The details of these terms are outlined below and in Annex A, attached hereto:

Base Salary:	Your annual base salary (“Salary”) will be $850,000 per annum.

Term:	June 8, 2021 to December 31, 2023.

Annual Bonus Potential:	You will continue to be eligible for a target annual incentive bonus opportunity of 200% of your Salary in respect of each calendar year. For each calendar year, the Compensation Committee of the Company will determine if your annual incentive bonus (your “Annual Bonus”), which is discretionary, will be paid and in what amount, and if awarded in cash or in fully vested units or fully vested shares.

Annual Equity Grant:	For each calendar year of the Term, you shall receive an “Annual Equity Grant” in the form of Company Long Term Incentive Plan (LTIP) units, having a target grant date value equal to $6,000,000 per year. Each annual grant shall be made at the same time (which is expected to occur in the first calendar quarter of the given year), shall be allocated in the same proportion, and shall vest on the same terms, as annual equity grants made to all other executive officers of the Company, as determined by the Compensation Committee of the Board of Directors. Notwithstanding the foregoing, the remaining terms of this agreement, or anything to the contrary in any applicable equity award agreement provided to you (both performance-based and service-based LTIP award agreements), including but not limited to the provisions of Section 5 of such equity award agreements, all LTIP grants to you under such agreements shall vest upon your termination by the Company for no reason or for any reason other than Cause (as defined in Annex A hereto), termination of your employment by you for Good Reason (as defined in Annex A hereto), your death, or Disability (as defined in Annex A hereto), on terms no less favorable than those contained in your 2018 LTIP Unit Award Agreements.

Thomas O’Hern

Employment Agreement Renewal

June 8, 2021

Severance:	You are eligible for the severance benefits set forth in Annex A. This employment agreement, including Annex A hereto, and the CIC Plan identified in the next paragraph, shall each be deemed to be a “Service Agreement” for purposes of Section 5 of all your equity award agreements, including the Annual Equity Grants described above. Except as otherwise provided for herein, the vesting and payment of your equity awards upon your termination of employment shall be governed by Section 5 of the applicable equity award agreement (or any similar provisions in a subsequent grant of equity awards), including but not limited to your 2018 LTIP Unit Award Agreements. If there is a Change of Control of the Company (as such term is defined in the CIC Plan), you will receive the benefits as provided under the CIC Plan (in lieu of the benefits provided under Annex A) and pursuant to the provisions of your equity award agreements, with the period of time during which the covenant set forth in Section 5(c) to be in effect through the end of the applicable Performance Period (but in no event less than 12 months).

Change in Control Severance Plan:	You are an “Eligible Employee” under the Company Change in Control Severance Plan for Senior Executives, dated November 2, 2017 (the “CIC Plan”). In brief, under such plan, your severance benefits as provided therein are a payment equal to (a) three (3) times annual salary plus (b) an average bonus amount, and three (3) years of sponsored COBRA.

Reporting Relationship:	Chairman of the Board, The Macerich Company (currently Steven Hash).

Termination:	You may terminate your employment for Good Reason, subject to the Severance provisions above and in Annex A, or for any other reason upon thirty (30) days written notice to the Company.

Office Location:	Santa Monica, CA Corporate offices.

Health/Dental Insurance:	As a full-time employee, you will continue to be eligible for medical and dental benefits. The Company offers several plans and shares the cost of the monthly premium with you. You may choose which plans satisfy your personal and family circumstances. In addition, you have the option to purchase vision coverage and may set up a flexible spending account. The Company reserves the right to modify its benefit program at any time.

Thomas O’Hern

Employment Agreement Renewal

June 8, 2021

401(k) Plan:	You will continue to be eligible for, and enrolled in, the Company 401(k) plan.

Deferred Compensation:	You will continue to be eligible for the Company’s Deferred Compensation Plan.

Other Benefits:	You will continue to be eligible for the basic life and long-term disability plans the Company currently provides at no cost to you. You continue to have the option to purchase supplemental and dependent life and short-term disability insurance. During the Term, you shall be entitled to fringe benefits on the same basis as those provided generally at any time thereafter to the other members of the Company’s management.

IRC 409A:	Amounts paid under this agreement are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other authoritative guidance issued thereunder (“Section 409A”), to the extent such requirements are applicable. This agreement shall be interpreted and administered in accordance with that intent. Consistent with that intent, for benefits that are to be paid in connection with a termination of employment, “termination of employment” shall be limited to such a termination that constitutes a “separation from service” under Section 409A. In the event that you are subject to the payout restrictions that apply to a “specified employee” as defined in Section 409A, the payout of any amount in connection with your separation from service during for the first six months following such separation that would violate Section 409A shall be paid on the first day of the seventh month after your separation from service. Notwithstanding the foregoing, to the extent an exemption from the requirements of Section 409A is available such exemption shall apply and the additional limitations imposed by Section 409A shall not apply. For purposes of application of Section 409A, to the extent applicable, each payment made under this agreement shall be treated as a separate payment.

Thomas O’Hern

Employment Agreement Renewal

June 8, 2021

Sincerely,

/s/ Steven Hash
Steven Hash
Chairman of the Board, The Macerich Company

ACCEPTED this 11th day of June, 2021.

/s/ Thomas O’Hern
Thomas O’Hern

Annex A

Severance Benefit

1.

Upon a termination without Cause or resignation with Good Reason (other than in a circumstance where you are eligible for severance benefits under the CIC Plan), in each case, that occurs during the Term, subject to Section 2 of this Annex A, you will be entitled to receive the following payments and benefits:

(a)

Accrued Obligations – (1) Your base salary through your termination date to the extent earned and not theretofore paid, (2) your accrued vacation pay and/or personal days to the extent earned and payable in connection with the termination of employment pursuant to the Company’s policy, (3) your accrued annual incentive bonus for the fiscal year immediately preceding the year in which your termination date occurs (if any), to the extent such bonus is determined to otherwise have been earned based on the Company’s achievement of applicable performance targets but not theretofore paid, and (4) vested rights under any equity, compensation or benefit plan, policy, practice or program of or any other contract or agreement with the Company including, without limitation, any acceleration of vesting of equity awards as provided in this Agreement or that shall occur upon a “Qualifying Termination” as set forth in the applicable equity award agreement and/or equity incentive plan pursuant to which such awards have been granted. Accrued Obligations described in clauses (1) and (2) shall be paid in a lump sum in cash within the time required by law but in no event more than 30 days after the date of termination and the Accrued Obligation in clause (3) shall be paid at the same time annual cash bonuses are paid to actively employed senior executives of the Company in respect of the applicable performance period, but in no event later than 75 days after the end of the fiscal year. Accrued Obligations described in clause (iv) shall be paid at such time(s) as required under the applicable plan or agreement. In addition and for clarity, and as set forth in this Agreement, all LTIPs granted during the Term of this contract shall, to the extent not previously vested, immediately vest upon termination and shall be deemed Accrued Obligations.

(b)

Prorated Bonus – Your Annual Bonus (as such term is defined in the agreement to which this Annex A is attached) for the year in which your termination occurs, based on actual performance through the end of the applicable performance period and prorated based on the number of days you were employed by the Company or its affiliate during the applicable performance period. The Prorated Bonus will be paid at the time annual cash bonuses are paid to actively employed senior executives of the Company in respect of the year in which your termination occurs, but in no event later than March 15 of the following year.

(c)

Severance Payment – An amount equal to (1) the sum of (x) your Base Salary (as such term is defined in the CIC Plan) in effect of the date of your termination and (y) your Bonus (as such term is defined in the CIC Plan), multiplied by (2) the quotient of (I) the number of days remaining in the Term as of the date of termination of your employment, divided by (II) 365 (i.e., (x+y) x (I/II)). In the event that your termination of employment occurs prior to the date on which three annual incentive bonuses have been awarded to you by the Company in your capacity as CEO, your Bonus shall equal the bonus awarded to you if only one annual incentive bonus has been awarded or the average of the annual incentive bonuses awarded to you in your capacity as CEO. The Severance Payment shall be paid in a cash lump sum within 60 days after your termination of employment; provided that if the 60-day period begins in one calendar year and ends in a second calendar year, such amounts shall be paid in the second calendar year by the last day of such 60-day period.

Thomas O’Hern

Employment Agreement Renewal

June 8, 2021

(d)

COBRA Subsidy – A payment equal to (1) the total amount of the COBRA continuation monthly premium rate that would otherwise be payable by you for such COBRA continuation for you and your eligible dependents as of your termination date, multiplied by (2) 36. The COBRA Subsidy shall be paid in a lump sum within 60 days after your termination of employment; provided that if the 60-day period begins in one calendar year and ends in a second calendar year, such amounts shall be paid in the second calendar year by the last day of such 60-day period.

(e)	Outplacement Services. Outplacement services pursuant to the Company’s outplacement plan for senior executives at the level and for the periods described in Schedule A to the CIC Plan.

2.

The payments and benefits described in Section 1(b), 1(c) and 1(d) are subject to your execution and non-revocation of a release of claims substantially in the form set forth in Schedule B of the CIC Plan.

3.

Death and Disability. If your employment is terminated by reason of your death or Disability during the Term, the Company shall provide your estate or beneficiaries or you, as applicable, with the Accrued Obligations described in Section 1(a) and payment of the Prorated Bonus as provided in Section 1(b).

4.	The capitalized terms used in Annex A have the meanings set forth below:

(a)	“Cause” has the meaning set forth in Section 2(e) of the CIC Plan.

(b)	“CIC Plan” means The Macerich Company Change in Control Severance Plan for Senior Executives, dated November 2, 2017.

(c)	The “Company” means the Macerich Company and its subsidiaries.

(d)

“Disability” means (1) a “permanent and total disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (“Code”), or (2) your absence from your duties with the Company on a full-time basis for a period of twelve months as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to you or your legal representative (such agreements as to acceptability not to be unreasonably withheld). “Incapacity” as used herein shall be limited only to a condition that substantially prevents you from performing your duties.

(e)

“Good Reason” means an action taken by the Company, without your written consent thereto, resulting in a material negative change in the employment relationship. For these purposes, a “material negative change in the employment relationship” shall include, without limitation, any one or more of the following reasons, to the extent not remedied by the Company within 30 days after receipt by the Company of written notice from you provided to the Company within 90 days (the “Cure Period”) of your knowledge of the occurrence of an event or circumstance set forth in clauses (i) through (v) below specifying in reasonable detail such occurrence:

(i)

the assignment to you of any duties materially inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other material diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity);

Thomas O’Hern

Employment Agreement Renewal

June 8, 2021

(ii)	a change in your principal office location to a location further away from your home which is more than 30 miles from your current principal office;

(iii)

any one or more reductions in your annual rate of base salary and/or annual target bonus opportunity that, individually or in the aggregate, exceed 10% of your annual rate of base salary and target bonus opportunity, in the aggregate; or

(iv)	any material breach by the Company of this letter.

For clarity, if at any time the Company fails to propose you, without your consent, to be a member of the Board of Directors, such failure shall constitute a material diminution in your position, authority, duties or responsibilities for purposes of qualifying as “Good Reason” hereunder, the CIC Plan, and under all of your equity award agreements, including those pursuant to which equity awards were originally granted to you in 2018 when you assumed the position of CEO, as well as the Annual Equity Grants provided in the agreement to which this Annex A is attached. In the event you become an executive member of the Board of Directors, if you subsequently cease to be a member of the Board of Directors, without your consent, such change in status shall also constitute a material diminution in your position, authority, duties or responsibilities for purposes of qualifying as “Good Reason” hereunder, the CIC Plan, and under all of your equity award agreements, including those pursuant to which equity awards were originally granted to you in 2018 when you assumed the position of CEO, as well as the Annual Equity Grants provided in the agreement to which this Annex A is attached.

In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, your “termination of employment” must occur, if at all, within 120 days of the end of the Cure Period.

5.

For the avoidance of doubt, your right to receive severance payments and benefits under this Annex A shall terminate on December 31, 2023 and this Annex A shall have no further force and effect thereafter.

6.

The following provisions of the CIC Plan shall also apply to this Annex A as if set forth herein: Section 6 (Withholding), Section 7 (No Duty to Mitigate), Section 10 (Governing Law and Dispute Resolution), Section 11 (Severability), Section 12 (Disclaimer of Rights), Section 13 (Captions), Section 14 (Number and Gender), and Section 15 (Section 409A).